Exagen Inc. Reports Fourth Quarter and Full Year 2020 Results

Quarterly Records: Revenue, Gross Margin, AVISE® CTD Volumes and Adopters

March 16, 2021

SAN DIEGO – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today reported financial results for the fourth quarter and full year ended December 31, 2020.
Recent Highlights:
•Generated total revenue of $42.0 million for the year ended December 31, 2020, a 4% increase over 2019.
•Generated total revenue of $12.7 million for the fourth quarter of 2020, a 24% increase over the fourth quarter of 2019.
•Generated gross margin of $8.3 million and 66% for the fourth quarter of 2020.
•Delivered 28,601 flagship AVISE® CTD tests, including AVISE® Lupus, in the fourth quarter 2020, and 100,450 tests for the year ended December 31, 2020.
•Number of ordering healthcare providers was 1,690 in the fourth quarter of 2020, including 635 adopters, and sequential quarterly retention rate of approximately 99% among adopting healthcare providers from the prior quarter.
•Entered into coverage and in-network agreements with Highmark, the fourth-largest overall Blue Cross Blue-Shield affiliated organization, and TRICARE West.

“The fourth quarter of 2020 was strong for Exagen, despite continuing challenges from the COVID-19 pandemic. Our core testing business delivered record revenue in the fourth quarter, driven largely by record quarterly volumes for our flagship AVISE® CTD test, achieving back-to-back annual volume of over 100,000 orders. It is also gratifying to note that we attained a record number of healthcare adopters in the quarter, along with another period of 99% retention rates, which we believe are indicative of the value healthcare providers place on our testing products," said Ron Rocca, President and Chief Executive Officer of Exagen. "Looking ahead, we believe the strategic salesforce expansion, and progress with reimbursements positions us for growth in 2021. We will continue to invest in our business to build a platform that offers to improve care for millions of patients suffering from autoimmune and autoimmune-related diseases."

Fourth Quarter 2020 Financial Results

Revenue for the three months ended December 31, 2020 was $12.7 million, compared with $10.2 million in the fourth quarter of 2019. Gross margin was 66% in the fourth quarter of 2020 compared to 55% in the fourth quarter of 2019, benefiting from an increase in SIMPONI® revenues and a decrease in royalty costs associated with the expiration of a royalty on our CB-CAPs technology.
Operating expenses were $15.4 million in the fourth quarter of 2020, compared with $13.1 million in the fourth quarter of 2019, due to increases in employee related expenses from headcount growth, including stock-based compensation.
For the fourth quarter of 2020, net loss was $3.5 million, compared to a net loss of $3.4 million for the fourth quarter of 2019.
Cash and cash equivalents were approximately $57.4 million as of December 31, 2020.
Full Year 2020 Financial Results
Revenue for the full year of 2020 was $42.0 million, compared with $40.4 million for the full year of 2019. Gross margin was 61% for the full year of 2020 compared to 53% for the full year of 2019, benefiting from an increase in SIMPONI® revenues, a decrease in royalty costs associated with the expiration of a royalty on our CB-CAPs technology and a decrease in direct costs including materials and supplies.
Operating expenses were $57.2 million for the full year of 2020, compared with $49.7 million for the full year of 2019, due to increases in employee related expenses from headcount growth, including stock-based compensation, and public company expenses. This is partially offset by a decrease in costs of revenue.
For the full year of 2020, net loss was $16.7 million compared to a net loss of $12.0 million for the full year of 2019.
2021 Guidance
For the full year 2021, Exagen expects revenue to be in the range of $47 million to $49 million.
Conference Call
A conference call to review fourth quarter and year-ended 2020 financial results and to provide a business update is scheduled for today March 16, 2021 at 4:30 PM Eastern Time (1:30 PM Pacific Time). Interested parties may access the conference call by dialing (877) 407-3982 (U.S.) or (201) 493-6780 (international). Additionally, a link to a live webcast of the call will be available in the Investor Relations section of Exagen's website at http://investors.exagen.com.
Participants are asked to join a few minutes prior to the call to register for the event. A replay of the conference call will be available until Tuesday, March 23, 2021 at 11:59 PM Eastern Time (8:59 PM Pacific Time). Interested parties may access the replay by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (international) using passcode 13716870. A link to the replay of the webcast will also be available in the investor relations section of Exagen's website.
About Exagen
Exagen is dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention. Exagen has developed and is commercializing a portfolio of innovative testing products under its AVISE brand, several of which are based on our proprietary Cell-Bound Complement Activation Products, or CB-CAPs, technology. Exagen’s goal is to enable providers to improve care for patients through the differential diagnosis, prognosis and monitoring of complex autoimmune and autoimmune-related diseases, including rheumatoid arthritis and lupus. For further information please visit www.Exagen.com.
Forward Looking Statements
Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the expected impact of, and continuing challenges from, the COVID-19 pandemic; the company's future potential growth in 2021; and the potential benefit of the company's testing products and promoted therapeutics to improve care for millions of patients suffering from autoimmune and autoimmune-related diseases. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: the COVID-19 pandemic may continue to adversely affect our business, financial condition and results of operations, including as a result of shutdowns of our facilities and operations as well as those of our suppliers and courier services, impeding patient movement and interruptions to healthcare services causing a decrease in test volumes, disruptions to the supply chain of material needed for our tests, our sales and commercialization activities and our ability to receive specimens and perform or deliver the results from our tests, delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving our tests; the company’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products and promoted therapeutics among rheumatologists, patients, third-party payers and others in the medical community; the company’s ability to successfully execute on its business strategy, including the company's ability to drive market penetration for its testing products and the integration of the promotion of testing products and therapeutics, including SIMPONI®; third party payers not providing coverage and adequate reimbursement for the company’s testing products or promoted therapeutics; the company’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting the company’s business; and other risks described in the company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
CONTACTS:
Investors
Westwicke Partners
Mike Cavanaugh
Mike.Cavanaugh@westwicke.com
646.677.1838

Company
Exagen Inc.
Kamal Adawi, Chief Financial Officer
kadawi@exagen.com
760.477.5514

Exagen Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)
Revenue	$12,668	$10,214	$41,975	$40,387
Operating expenses:
Costs of revenue	4,335	4,591	16,559	18,808
Selling, general and administrative expenses	9,929	7,915	37,033	28,702
Research and development expenses	1,165	566	3,568	2,176
Total operating expenses	15,429	13,072	57,160	49,686
Loss from operations	(2,761)	(2,858)	(15,185)	(9,299)
Interest expense	(652)	(771)	(2,565)	(3,491)
Change in fair value of financial instruments	—	—	—	267
Other income, net	(1)	246	984	510
Loss before income taxes	(3,414)	(3,383)	(16,766)	(12,013)
Income tax (expense) benefit	(39)	(25)	79	(25)
Net loss	(3,453)	(3,408)	(16,687)	(12,038)
Accretion of redeemable convertible preferred stock	—	—	—	(4,640)
Deemed dividend recorded in connection with financing transactions	—	—	—	(13,601)
Net loss attributable to common stockholders	$(3,453)	$(3,408)	$(16,687)	$(30,279)
Net loss per share, basic and diluted	$(0.27)	$(0.27)	$(1.32)	$(8.46)
Weighted-average number of shares used to compute net loss per share, basic and diluted	12,652,202	12,560,502	12,632,780	3,578,771

Exagen Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$57,448	$72,084
Accounts receivable, net	8,910	5,715
Prepaid expenses and other current assets	4,159	3,451
Total current assets	70,517	81,250
Property and equipment, net	2,102	1,380
Goodwill	5,506	5,506
Other assets	250	174
Total assets	$78,375	$88,310
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,014	$1,476
Accrued and other current liabilities	5,757	4,419
Total current liabilities	8,771	5,895
Borrowings-non-current portion, net of discounts and debt issuance costs	26,659	25,854
Deferred tax liabilities	158	264
Other non-current liabilities	948	638
Total liabilities	36,536	32,651
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding at December 31, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at December 31, 2020 and December 31, 2019; 12,652,308 and 12,560,990 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	13	13
Additional paid-in capital	223,115	220,248
Accumulated deficit	(181,289)	(164,602)
Total stockholders' equity	41,839	55,659
Total liabilities and stockholders' equity	$78,375	$88,310